Exhibit 10.66

United Natural Foods, Inc.

(the “Company”)

Summary of Director and Executive Officer Compensation

I.              Director Compensation.  Directors who are employees of the Company, with the exception of the Chairman of the Board, Michael Funk, do not receive additional compensation for serving as directors of the Company.  Mr. Funk receives an annual salary of $125,000 in recognition of his duties as an executive advisor and Chair of the Board, and does not receive additional compensation in the form of a retainer or meeting fees.  The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Retainers and Fees

Board retainer (other than Vice Chair/Lead independent director)	$30,000
Vice Chair/Lead independent director retainer	$75,000
Board meeting fee	$2,200 (in person); $1,100 (telephonic)
Compensation, Nominating and Governance and Finance committee meeting fee	$1,100
Audit committee meeting fee	$1,700
Compensation, Nominating and Governance and Finance committee chairs’ retainers	$8,000
Audit committee chair retainer	$15,000

In addition to the cash compensation set forth above, each non-employee director has historically received a grant of non-qualified stock options and a grant of restricted stock units annually.  The non-employee directors are also eligible to participate in the United Natural Foods Deferred Compensation Plan, which is a nonqualified deferred compensation plan administered by the Compensation Committee of the Board of Directors (the “Committee”). Under the Deferred Compensation Plan, each non-employee director participant may elect to defer a minimum of $1,000 and a maximum of 100% of the director fees earned by such participant in a calendar year and between 0% and 100% of such director’s compensation from restricted stock units.

II.            Executive Officer Compensation.  The following table sets forth the current base salaries and fiscal 2010 cash incentive awards for each of the Company’s executive officers that (i) were identified as “named executive officers” in the Company’s proxy statement mailed to the Company’s shareholders in connection with the Company’s 2009 annual meeting of shareholders (the “2009 Proxy Statement”) that remain employed by the Company; or (ii) the Company currently expects will be identified as “named executive officers” in the Company’s proxy statement that will be mailed to the Company’s shareholders in connection with the Company’s 2010 annual meeting of shareholders (the “2010 Proxy Statement”) that are currently employed by the Company:

Executive Officer	Base Salary for Fiscal 2011	Fiscal 2010 Cash Incentive Payout

Steven L. Spinner	$798,250	$456,320
Mark E. Shamber	$360,500	$207,305
Joseph J. Traficanti	$336,000	$188,622
Kurt Luttecke	$303,850	$194,700
John Stern	$297,052	$159,860

On September 2, 2010, the Committee determined that the Company’s earnings before interest and taxes and return on average total capital for the period from November 5, 2008 through July 31, 2010 (the “Performance Period”)  exceeded the performance targets previously established by the Committee with respect to the 50,000 performance units awarded to Steven L. Spinner on November 5, 2008, which award could be increased by up to 50,000 units in the event that the Company exceeded the established performance targets.  After reviewing the Company’s financial performance in comparison to the targets established for the performance units, the Committee approved the vesting of 50,175 of the performance units effective as of the last day of the Performance Period and the resulting issuance of 50,175 shares of the Company’s common stock to Mr. Spinner effective as of the last day of the Performance Period.  The value of this issuance was $1,692,403 based on the closing price of our common stock on July 30, 2010.

In addition, on September 2, 2010, the Committee approved a cash incentive program which is intended to provide a performance-based cash incentive opportunity to the Company’s senior officers, including, among other officers, the Company’s chief executive officer, chief financial officer, general counsel, senior vice president of national operations, the senior vice president and chief human resources officer, and the “named executive officers” referenced above. The performance awards are based on achievement of Committee-approved, one-year Company financial performance goals as well as other criteria specific to the individual for the 2011 fiscal year. Actual awards can range from zero to 100% of a participant’s base salary. The Committee will administer and make all determinations under the cash incentive program.

The Company’s named executive officers, among other officers, also participate in the Company’s equity incentive plans and will continue to receive long-term incentive awards pursuant to the Company’s stockholder approved equity incentive plans.

III.           Additional Information.  The foregoing information is summary in nature.  Additional information regarding director and named executive officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2010 annual meeting of shareholders.